QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF SUBSIDIARIES OF GFI GROUP INC.

Name of Subsidiary	Jurisdiction of Formation
Amerex Brokers Canada, Inc.	Canada
Amerex Brokers LLC	Delaware
Brains Inc. Limited	United Kingdom
Century Chartering (U.K.) Ltd	United Kingdom
Christopher Street Capital Limited	United Kingdom
dVega Limited	United Kingdom
Fenics Limited	United Kingdom
Fenics Software Inc.	Delaware
Fenics Software Limited	United Kingdom
GFI Advisory (China) Co. Limited	China
GFI Brokers (Chile) Agentes De Valores SpA	Chile
GFI Brokers Limited	United Kingdom
GFI Brokers LLC	Delaware
GFI Exchange Colombia (SA).	Colombia
GFI Finance Sa.rl.	Luxembourg
GFI Group LLC	New York
GFI Group Pte. Limited	Singapore
GFI Group Sa.rl.	Luxembourg
GFI Group Services Lux Limited	United Kingdom
GFI (HK) Brokers Limited	Hong Kong
GFI (HK) Securities LLC	New York
GFI Holdings Limited	United Kingdom
GFI Korea Money Brokerage Limited	South Korea
GFI Markets Ltd.	United Kingdom
GFI Markets Investments Limited	United Kingdom
GFInet Europe Limited	United Kingdom
GFInet inc.	Delaware
GFInet UK Limited	United Kingdom
GFI Newgate Limited	United Kingdom
GFI Securities Limited	United Kingdom
GFI Securities Colombia (SA).	Colombia
GFI Securities LLC	New York
GFI Securities Nyon Sarl	Switzerland
GFI Securities (SA) (PTY) Limited	South Africa
GFI TP Holdings Pte. Ltd.	Singapore
GFI TP Limited	United Kingdom
GM Capital Markets Limited	United Kingdom
Interactive Ventures LLC	Delaware
Kyte Broking Limited	United Kingdom
Kyte Capital Management Limited	United Kingdom
Kyte Group Limited	United Kingdom
Kyte Securities LLC	New York
Trayport Limited	United Kingdom
Trayport Inc	Delaware
Trayport Pte. Limited	Singapore

QuickLinks

  Exhibit 21.1
LIST OF SUBSIDIARIES OF GFI GROUP INC.